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                                                                    EXHIBIT 23.3

                                CONSENT OF KPMG

The Directors
Unionamerica Holdings plc
3 Minster Court
Mincing Lane
London
EC3R 7DD


4 November 1997


Dear Sirs


We consent to incorporation by reference in Amendment No. 3 to the registration statement on Form S-4 (File No. 333-32027) dated November 4, 1997 of MMI Companies, Inc. of our report dated March 18, 1996, relating to the balance sheet of Unionamerica Holdings plc and subsidiaries as of December 31, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, and all related schedules, which report appears in the December 31, 1996, annual report on Form 10-K of Unionamerica Holdings plc, and to the reference to our firm under the heading "Experts" in the Prospectus.


Yours faithfully

/s/ KPMG
KPMG

London, England